Mail Stop 3040
                                                          October 16, 2018


Charles W. Allen
Chief Executive Officer
BTCS, Inc.
9466 Georgia Avenue #124
Silver Spring, MD 20901

       Re:    BTCS, Inc.
              Form 10-K for the Year Ended December 31, 2017
              Filed March 14, 2018
              File No. 000-55141

Dear Mr. Allen:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Kathleen Collins

                                                          Kathleen Collins
                                                          Accounting Branch
Chief
                                                          Office of Information
Technologies
                                                          and Services